As filed with the Securities and Exchange Commission on September 14, 2020
Registration No. 333-238990
Registration No. 333-239399

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

POST-EFFECTIVE AMENDMENT NO. 2
TO FORM F-1
ON FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

CASTOR MARITIME INC.
(Exact name of Registrant as specified in its charter)
________________________

The Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification Number)

Castor Maritime Inc. Attn: Petros Panagiotidis 223 Christodoulou Chatzipavlou Street Hawaii Royal Gardens, 3036 Limassol Cyprus + 357 25 357 767	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. Edward S. Horton, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant's principal executive offices)	(Name, address and telephone number of agent for service)
________________________

Copies to:
Edward S. Horton, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
(212) 574‑1200 (telephone number)
(212) 480‑8421 (facsimile number)
________________________

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ⌧
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ⌧
† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Castor Maritime Inc., or the Company, filed with the U.S. Securities and Exchange Commission, or the Commission, (i) a registration statement on Form F-1 (File No. 333-238990) on June 5, 2020, which was amended by pre-effective amendments filed on June 22, 2020 and June 23, 2020 and declared effective on June 23, 2020,  was further supplemented on June 30, 2020, July 9, 2020, July 29, 2020 and August 14, 2020 and amended by a post-effective amendment filed on August 21, 2020 and (ii) a registration statement on Form F-1 MEF (File No. 333-239399) filed on June 23, 2020 that became effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended, or the Securities Act. We refer to these registration statements as the "Registration Statements." Pursuant to Rule 429 under the Securities Act, the prospectuses contained in the Registration Statements have been combined into the prospectus contained in this Post-Effective Amendment No. 2 to Form F-1 on Form F-3. Accordingly, this Post-Effective Amendment No. 2 to Form F-1 on Form F-3, or Post-Effective Amendment No. 2, amends both of the Registration Statements.
The Registration Statements covered the offering of an aggregate of 51,400,000 units consisting of one common share or pre-funded warrant and one Class A Warrant to purchase one common share, which units separated immediately upon their issuance. Each Class A Warrant was exercisable upon its issuance and expires five years after the issuance date. The Company granted the underwriters an option for a period of up to 30 days to purchase up to 7,710,000 additional common shares (or pre-funded warrants in lieu thereof) and/or up to 7,710,000 Class A Warrants. The underwriter fully exercised this over-allotment option and purchased an additional 7,710,000 common shares and 7,710,000 Class A Warrants.
The sole purpose of this Post-Effective Amendment No. 2 is to file Exhibit 5.1, Exhibit 8.1 and Exhibit 23.2. Accordingly, this Post-Effective Amendment No. 2 consists of only this explanatory note and Part II, including the signature page and the exhibit list. This Post-Effective Amendment No. 2 does not contain a copy of the prospectus that was included in the Form F-1 and is not intended to amend or delete any part of the prospectus.

Part II
Information Not Required in the Prospectus
Item 8.	Indemnification of Directors and Officers
I. Article VIII of the Bylaws of the Registrant provides as follows:
1.
Any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification under this section. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

II. Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:
1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.	Exhibits
The exhibit index at the end of this registration statement, or the Exhibit Index, identifies the exhibits which are included in this registration statement and are incorporated herein by reference.

Item 10.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the Securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) — (f)     [Reserved].
(g)     Not applicable.
(h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(i) — (k)     Not applicable.

Exhibit Index
Exhibit Number	Description

4.1	Form of Common Shares Certificate, incorporated by reference to Exhibit 2.1 of the Company's annual report on Form 20-F filed with the Securities and Exchange Commission on January 31, 2019.

4.2	Stockholders Rights Agreement, incorporated by reference to Exhibit 4.2 to the Company's annual report on Form 20-F filed with the Securities and Exchange Commission on January 31, 2019.

4.3
Statement of Designation of the Rights, Preferences and Privileges of the 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on September 22, 2017 incorporated by reference to Exhibit 3.3 to the Company's registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.4
Amended and Restated Statement of Designation of the Rights, Preferences and Privileges of the 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on October 10, 2019 incorporated by reference to Exhibit 99.2 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on October 11, 2019.

4.5
Statement of Designation of the Rights, Preferences and Privileges of the Rights, Preferences and Privileges of the Series B Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on September 22, 2017 incorporated by reference to Exhibit 3.4 to the Company's registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.6
Statement of Designation of the Rights, Preferences and Privileges of the Rights, Preferences and Privileges of the Series C Participating Preferred Shares of the Company, filed with the Registrar of Corporations of the Republic of the Marshall Islands on November 29, 2017 incorporated by reference to Exhibit 3.5 to the Company's registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

4.7
Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, incorporated by reference to Exhibit 2.2 of the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 31, 2020.

4.8
Form of Warrant Agency Agreement by and between American Stock Transfer & Trust Company and the Registrant, incorporated by reference to Exhibit 4.7 of the Company's Amendment No. 1 to the registration statement on Form F-1, filed with the Securities and Exchange Commission on June 22, 2020.

4.9
Form Class A Warrant, incorporated by reference to Exhibit 4.8 of the Company's Amendment No. 2 to the registration statement on Form F-1, filed with the Securities and Exchange Commission on June 23, 2020.

4.10
Form of Pre-Funded Warrant, incorporated by reference to Exhibit 4.9 of the Company's Amendment No. 2 to the registration statement on Form F-1, filed with the Securities and Exchange Commission on June 23, 2020.

4.11	Form of Common Share Purchase Warrant, incorporated by reference to Exhibit 4.3 of the Company's Current Report on Form 6-K, filed with the Securities and Exchange Commission on July 15, 2020.

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company.*

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters.*

10.1
Securities Purchase Agreement by and between the Company and the Selling Securityholder dated January 27, 2020 incorporated by reference to Exhibit 10.1 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.2
Registration Rights Agreement by and between the Company and the Selling Securityholder dated January 27, 2020 incorporated by reference to Exhibit 10.2 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.3	Form of Convertible Debenture incorporated by reference to Exhibit 10.3 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on January 31, 2020.

10.4
Exchange Agreement dated September 22, 2017, between Castor Maritime Inc., Spetses Shipping Co., and the shareholders of Spetses Shipping Co., incorporated by reference to Exhibit 10.1 of the Company's registration statement on Form F-4 filed with the Securities and Exchange Commission on April 11, 2018.

10.5
Waiver and Consent Agreement entered into by the Company and all holders of the issued and outstanding 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares, dated October 10, 2019 incorporated by reference to Exhibit 99.3 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on October 11, 2019.

10.6
$5.0 Million Term Loan Facility, dated August 30, 2019, between the Company and Thalassa Investment Co. S.A., incorporated by reference to Exhibit 4.7 of the Company's transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.7
$7.5 Million Bridge Loan, dated October 17, 2019, between the Company and Thalassa Investment Co. S.A., incorporated by reference to Exhibit 4.8 of the Company's transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.8
$11.0 Million Secured Term Loan Facility, dated November 22, 2019, by and among Alpha Bank A.E., Pikachu Shipping Co. and Spetses Shipping Co., incorporated by reference to Exhibit 4.9 of the Company's transition report on Form 20-F filed with the Securities and Exchange Commission on December 16, 2019.

10.9
The $4.5 Million Secured Loan Agreement, dated January 23, 2020, by and among Bistro Maritime Co., as borrower, the Company and Pavimar S.A., as guarantors, and Chailease International Financial Services Co., Ltd., as lender, incorporated by reference to Exhibit 10.1 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on February 4, 2020.

10.10
Underwriting Agreement between the Company and Maxim Group LLC, as representative of the underwriters listed on Schedule A therein, dated June 23, 2020, incorporated by reference to Exhibit 1.1 of the Company's current report on Form 6-K filed with the Securities and Exchange Commission on June 29, 2020.

10.11
Placement Agency Agreement by and between the Company and Maxim Group LLC, as sole placement agent dated July 12, 2020, incorporated by reference to Exhibit 4.1 of the Company's current report on Form 6-K filed with the Securities and Exchange Commission on July 15, 2020.

10.12
Form of Securities Purchase Agreement by and between the Company and the Selling Securityholders dated July 12, 2020 incorporated by reference to Exhibit 4.2 of the Company's current report on Form 6-K furnished with the Securities and Exchange Commission on July 15, 2020.

10.13	Master Management Agreement, dated September 1, 2020, by and among the Company, the Company's shipowning subsidiaries and Castor Ships S.A.

23.1	Consent of Independent Registered Public Accounting Firm (Deloitte Certified Public Accountants S.A.).

23.2	Consent of Seward & Kissel LLP (included in Exhibit 5.1 and 8.1).*

24.1	Power of Attorney (contained on signature page to the registration statement)

*	Filed herein.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Limassol, country of Cyprus on September 14, 2020.
CASTOR MARITIME INC.

By:	/s/ Petros Panagiotidis
Name:	Petros Panagiotidis
Title:	Chairman, Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Edward S. Horton and Andrei Sirabionian his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on September 14, 2020 in the capacities indicated.
Signature	Title

/s/ Petros Panagiotidis	Chairman, Chief Executive Officer and Chief Financial Officer
Petros Panagiotidis

/s/ Dionysios Makris	Secretary, Class B Director and Audit Committee Member
Dionysios Makris

/s/ Georgios Daskalakis	Class A Director and Audit Committee Chairman
Georgios Daskalakis

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned Registrant, has signed this registration statement in the City of Newark, State of Delaware, on September 14, 2020.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director